Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: January 2008

1)	Beginning of the Month Principal Receivables:	$46,135,478,255.57
2)	Beginning of the Month Finance Charge Receivables:	$994,740,771.53
3)	Beginning of the Month AMF Receivables :	$66,437,642.61
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$47,196,656,669.71

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$45,070,534,543.58
16)	End of the Month Finance Charge Receivables:	$995,863,389.51
17)	End of the Month AMF Receivables	$61,823,754.75
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$46,128,221,687.84

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$40,259,833,519.86

22)	End of the Month Seller Percentage	10.67%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: January 2008

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	372,228	$622,248,915.11
	3)	60 - 89 days delinquent	263,072	$477,314,213.63
	4)	90+ days delinquent	585,579	$1,151,624,936.85

	5)	Total 30+ days delinquent	1,220,879	$2,251,188,065.59

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.88%

7)	Defaulted Accounts during the Month		197,324	$282,506,915.14

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.35%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: January 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,806,888,896.49	18.66%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,930,482,440.74	17.19%

	3)	Prior Month Billed Finance Charges and Fees	$652,192,654.09
	4)	Amortized AMF Income	$30,317,182.70
	5)	Interchange Collected	$117,507,105.86
	6)	Recoveries of Charged Off Accounts	$74,029,137.83
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$874,046,080.48	22.73%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: January 2008

1)	Beginning Unamortized AMF Balance			$164,488,894.59
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$32,677,557.97
	4)	- Amortized AMF Income	$30,317,182.70
5)	Ending Unamortized AMF Balance			$166,849,269.86

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables